Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Retirement Committee of the
Hardinge Inc. Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (No. 33-65049) on Form S-8 of Hardinge Inc. of our report dated June 29, 2017, appearing in the annual report on Form 11-K of the Hardinge Inc. Retirement Plan for the year ended December 31, 2016.

/s/ Bonadio & Co., LLP

Pittsford, New York
June 29, 2017